Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 21st day of November, 2004 (the “Effective Date”), by and between HUMAN GENOME SCIENCES, INC. (the “Company”), and H. THOMAS WATKINS (“Executive”).

     1. EMPLOYMENT. The Company shall employ Executive, and Executive accepts employment with the Company upon the terms and subject to the conditions set forth in this Agreement.

     2. TERM OF EMPLOYMENT. The period of Executive’s employment under this Agreement shall commence on the Effective Date and continue for a period of two (2) years (the “Initial Period”), and shall automatically be renewed for successive one (1) year periods thereafter, unless Executive’s employment is terminated in accordance with Section 5 below or the Company or Executive notifies the other party in writing, no later than ninety (90) days before the expiration of the Initial Period or the next subsequent anniversary of the Effective Date, of its or his intention not to renew the rights and obligations set forth in this Agreement. The period during which Executive is employed with the Company under this Agreement, including all renewal periods, is referred to as the “Employment Period.”

     3. DUTIES AND RESPONSIBILITIES. Executive shall serve as the Chief Executive Officer of the Company. In such capacity, Executive shall perform such duties and have the power, authority, and functions commensurate with such position in similarly-sized public companies within the Company’s industry, and have and possess such other authority and functions consistent with such position as may be assigned to Executive from time to time by the Board of Directors of the Company (the “Board”). In addition, the Company will take all commercially reasonable steps, subject to applicable law, to cause Executive to be nominated for election or reelection to the Board throughout the Employment Period. Executive shall report directly to the Board. Except for absences due to temporary illness and vacation, during the Employment Period Executive shall devote substantially his full time and efforts to the business of the Company and shall not engage in consulting work or any trade or business activity for his own account or for or on behalf of any other person or entity that, in the reasonable judgment of the Company, competes, conflicts or materially interferes with the performance of his duties under this Agreement in any way, whether or not such activity is pursued for gain, profit or other pecuniary advantage. Nothing in the foregoing shall prevent Executive from (a) participating in charitable, civic, educational, professional, community or industry affairs or, with the prior written approval of the Board, serving on the board of directors or advisory boards of other companies, and (b) managing his and his family’s personal investments so long as such activities do not materially interfere with the performance of his duties hereunder or violate Section 7(b). Service on the board of directors or advisory boards disclosed by Executive to the Company on which he is serving as of the Effective Date are hereby approved.

     4. COMPENSATION AND BENEFITS.

          (a) BASE SALARY. During the Employment Period, the Company shall pay Executive a base salary at the annual rate of Six Hundred Fifty Thousand Dollars

($650,000.00) per year, or such higher rate as may be determined from time to time by the Compensation Committee (“Compensation Committee”) of the Board (“Base Salary”). Such Base Salary shall be paid in accordance with the Company’s standard payroll practice. Executive’s Base Salary will be reviewed annually each December (beginning in 2005), and Executive shall be eligible to receive a salary increase (but not decrease) annually in an amount to be determined by the Compensation Committee in its sole and exclusive discretion. Once increased, the Base Salary shall not be reduced without the Executive’s written consent.

          (b) ANNUAL BONUS. During the Employment Period, Executive shall be eligible to receive an annual bonus award with a target bonus opportunity of fifty percent (50%) of his Base Salary and an increased bonus opportunity for exemplary performance. All bonus awards shall be at the sole and exclusive discretion of the Compensation Committee and shall be tied to achievement of strategic, operational, financial and other goals established by the Board at or before the beginning of each fiscal year. Notwithstanding anything in this section 4(b) to the contrary, the annual bonus award payable to Executive for fiscal year 2005 will not be less than $325,000 (the “Guaranteed Minimum Bonus”).

          (c) STOCK INCENTIVES.

               (i) Upon the Effective Date, Executive will be granted an initial stock option award (the “Initial Option”) consisting of options to purchase up to one million two hundred and fifty thousand (1,250,000) shares of common stock of the Company, under and subject to the terms and conditions of the Company’s Amended and Restated 2000 Stock Incentive Plan and the form of stock option agreement attached hereto as Exhibit A. The Initial Option will have an exercise price equal to the fair market value of the Company’s common stock on the date of grant, will have a term of ten (10) years, and will vest over four (4) years as to one-eighth (1/8th) of the shares on the date six months after the grant date and one-forty-eighth (1/48th) of the shares each month thereafter so long as Executive is employed with the Company on the applicable vesting date.

               (ii) Beginning with the 2005 grant cycle, during the Employment Period, Executive shall be eligible to receive grants of stock options or other equity-based awards from time to time commensurate with his position and consistent with such awards granted to senior executives of the Company.

               (iii) Upon the exercise of any stock option or vesting of any other equity-based award received by Executive, Executive shall be obligated to hold at least fifty percent (50%) of the shares of common stock received upon exercise or vesting for the duration of the Employment Period. The requirement described in the preceding sentence shall not apply when, and for so long as, Executive holds Company common stock having a value of at least four (4) times his then current annual Base Salary.

               (iv) All options granted to Executive to purchase common stock of the

Company and all other equity-based awards granted under any plan, program or arrangement maintained by the Company, shall become fully vested and exercisable as of the Effective Date of a Change of Control (as such terms are defined in the Company’s Key Executive Severance Plan in the form attached hereto as Exhibit B (the “Severance Plan”), which is incorporated herein by reference), to the extent such options and equity-based awards are then outstanding. The preceding sentence shall not apply with respect to any option or equity-based award if: (i) in connection with the Change of Control, another entity (a) shall have assumed or will assume the obligations of the Company with respect to such option or equity-based award, or (b) shall have issued or will issue one or more options or equity-based awards of equivalent economic value with equivalent vesting conditions to replace such option or equity-based award; and (ii) the assumed or replacement option or equity-based award as set forth in clause (i), pursuant to its terms, shall vest as of the date Executive’s employment with the Company is terminated without Cause by the Company, or for Good Reason by Executive, on or within eighteen (18) months after the Effective Date of such Change of Control. The Board of Directors of the Company shall have sole discretion in the determination of whether a replacement option or equity-based award is of equivalent economic value to the replaced option or equity-based award.

          (d) BENEFIT PLANS. Subject to the terms of such plans, during the Employment Period Executive shall be eligible to participate in or receive benefits on no less favorable terms and conditions as applicable generally to other senior executives under any pension or profit sharing plan, salary deferral plan, medical, dental, vision and prescription drug benefit plans, life insurance plan, short-term and long-term disability plans, or other health, welfare or fringe benefit plan of the Company.

          (e) KEY EXECUTIVE SEVERANCE PLAN. During the Employment Period, Executive shall participate in the Severance Plan, subject to the terms and conditions thereof, at a participation level that provides for a Lump Sum Payment (as defined in the Severance Plan) equal to the product of two (2) times the sum of (i) Executive’s Base Salary plus (ii) the average annual bonus payments earned by Executive for the last three (3) years ending before the Date of Termination or the Effective Date as defined in the Severance Plan, whichever is higher. Notwithstanding anything in the Severance Plan to the contrary, the rights and benefits stated therein shall be provided to Executive throughout the Employment Period irrespective of any termination of the Severance Plan by the Company unless Executive provides written consent for the termination or modification of such rights and benefits.

          (f) VACATION. During the Employment Period, Executive shall be entitled to no less than four (4) weeks of paid vacation leave each year, in addition to Company paid holidays, in accordance with the Company’s policies in effect from time to time.

          (g) EXPENSE REIMBURSEMENT; TRAVEL. The Company shall promptly reimburse Executive for the ordinary and necessary business expenses incurred by Executive in the performance of his duties in accordance with the Company’s customary practices applicable to its senior executives. Executive shall be entitled to reimbursement for business class commercial air travel, and for first class commercial air travel in instances where business class is unavailable, when Executive travels in the performance of his duties under this Agreement.

          (h) HOUSING AND RELOCATION ASSISTANCE.

               (i) The Company will reimburse Executive for all reasonable and necessary costs of temporary housing in the Maryland/Virginia/Washington D.C. area for up to a maximum of six months and up to a maximum of Four Thousand Dollars ($4,000) per month.

               (ii) The Company will also reimburse Executive for weekly roundtrip coach-class commercial air travel to Chicago, Illinois and related expenses for up to a maximum of twenty-four months from the Effective Date or until the earlier relocation of his family to the Maryland/Virginia/Washington D.C. area; such reimbursement of related expenses shall be in accordance with the Company’s policies then in existence.

               (iii) In the event that Executive relocates his principal residence to the Maryland/Virginia/Washington D.C. area, the temporary housing reimbursement shall terminate and the Company shall provide Executive with relocation assistance, as follows :

                    (A) A relocation payment, in an amount, net after taxes, equal to $80,000, payable at the time Executive relocates his principal residence. This payment is non-accountable and may be used to cover closing costs on the sale of current residence and/or purchase of new residence, replacement of appliances, final travel for family to new residence, and other miscellaneous relocation-related expenses.

                    (B) Direct payment of all costs associated with the movement of household goods, to include packing, unpacking, insurance, pickup and delivery of normal household furnishings, disconnection and connection of appliances, and shipment of one vehicle. In the event the Company determines that Executive is subject to federal, state or local tax on all or any portion of the Company’s payment of such costs, the Company shall reimburse Executive for federal, state and local income taxes (but not penalties or interest) due and payable by Executive as a result of said payment.

          (i) AUTOMOBILE ALLOWANCE. During the Employment Period, Executive shall receive an automobile allowance of up to One Thousand Dollars ($1,000) per month, payable in accordance with the Company’s standard payroll practice for its senior executives.

          (j) OTHER PERQUISITES. During the Employment Period, Executive shall be entitled to all perquisites provided by the Company generally to its senior executives.

     5. TERMINATION OF EMPLOYMENT. Executive’s employment with the Company may be terminated during the Employment Period under the following circumstances:

          (a) DEATH. Executive’s employment with the Company shall terminate automatically upon Executive’s death.

          (b) TOTAL DISABILITY. The Company may terminate Executive’s employment due to Executive becoming “Totally Disabled.” For purposes of this Agreement, Executive shall be “Totally Disabled” if Executive becomes eligible to receive total disability benefits under the Company’s long-term disability plan. In the absence of Executive’s receipt of such long-term disability benefits, the Board may, in its reasonable discretion based upon appropriate medical evidence, determine that Executive is Totally Disabled if Executive has been physically or mentally incapacitated so as to render Executive incapable of performing the essential functions of Executive’s positions, with or without reasonable accommodation, for ninety (90) calendar days within any one hundred and eighty (180)-day period.

          (c) TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate Executive’s employment for “Cause” at any time by providing a Notice of Termination for Cause to Executive, as provided herein.

               (i) For purposes of this Agreement, the term “Cause” means any of the following:

                    (A) Executive’s willful and continued failure substantially to perform the duties of his position (other than as a result of disability, as defined in Section 72(m)(7) of the Internal Revenue Code of 1986, as amended, or as defined under the Company’s long-term disability plan, or as a result of termination by Executive for Good Reason), provided that (1) Executive is provided by the Company written notice specifying the failure on the part of Executive and a ten (10)-day period during which Executive shall have an opportunity to cure his actions or inactions, in the event that they are susceptible to cure, (2) Executive is provided an opportunity for he and his counsel to be heard at a meeting of the Board, and (3) the Board finds, by a majority vote after the expiration of the ten (10)-day period, that the circumstances giving rise to such Cause exist and remain uncured, and the Board thereafter delivers to Executive a “Notice of Termination for Cause” as provided below;

                    (B) any willful act or omission by Executive constituting dishonesty, fraud or other malfeasance, and any act or omission by Executive constituting immoral conduct, which in any such case is injurious to the financial condition or business reputation of the Company; or

                    (C) Executive’s indictment for a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company conducts business (other than a felony based on Limited Vicarious Liability).

For purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by Executive not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the best interests of the Company. Notwithstanding anything in the foregoing to the contrary, if Executive has been terminated ostensibly for Cause because he has been indicted for a felony, and he is not convicted of, or does not plead guilty or nolo contendere to, such felony or a lesser offense (based on the same operative facts), such termination shall be deemed to be a termination without Cause as of the date of termination. “Limited Vicarious Liability” shall mean any liability which is (I) based on acts of the Company for which Executive is responsible solely as a result of his office(s) with the Company and (II) provided that (x) he was not directly involved in such acts and either had no prior knowledge of such intended actions or promptly acted reasonably and in good faith to attempt to prevent the acts causing such liability or (y) he did not have a reasonable basis to believe that a law was being violated by such acts.

          (ii) For purposes of this Agreement, the phrase “Notice of Termination for Cause” shall mean a written notice of the Board that indicates the specific termination provision(s) in Section 5(c)(i) relied upon, and sets forth in reasonable detail the facts and circumstances which provide the basis for termination for Cause. A termination for Cause shall be effective the date the Notice of Termination for Cause is given to Executive. Any purported termination for Cause which is held by an arbitrator not to have been based on the grounds set forth in this Agreement or not to have followed the procedures set forth in this Agreement shall be deemed a termination by the Company without Cause.

          (d) TERMINATION BY THE COMPANY WITHOUT CAUSE. The Company may terminate Executive’s employment without Cause at any time upon written notice to Executive.

     (e) TERMINATION BY EXECUTIVE. Executive may terminate his employment with or without Good Reason at any time upon written notice to the Company; provided, however, that any termination of employment by Executive without Good Reason, or nonrenewal of the Agreement by Executive, that is effected without providing ninety (90) days’ advance written notice to the Company shall be treated as a termination for Cause for purposes of Section 6 of this Agreement. Executive’s voluntary termination without Good Reason is not a breach of this Agreement provided that ninety (90) days’ advance written notice is given to the Company.

               (i) For purposes of this Agreement, the term “Good Reason” means, without Executive’s written consent: (A) removal from, or failure to be appointed, elected, reappointed, or reelected to the Board or Executive’s principal position; (B) diminution in Executive’s title, position, duties or responsibilities, or the assignment to Executive of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with Executive’s position under this Agreement; (C) reduction in Executive’s Base Salary or target bonus opportunity; (D) relocation of Executive’s principal workplace to a location which is more than fifty (50) miles from Rockville, Maryland; or (E) any failure by the Company to require any successor to assume the terms of this Agreement in the absence of a successor agreement acceptable to Executive. For purposes of clauses (A), (B) or (C) of the preceding sentence, an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by Executive shall be excluded. Notwithstanding the foregoing, in the event that Executive suffers, without his written consent, a diminution of title, position, duties or responsibilities as a result of the Company becoming a subsidiary of another corporation or due to a change in the reporting hierarchy incident thereto, then such diminution shall constitute Good Reason under clause (B) of this Section 5(e)(i), only if Executive delivers a Notice of Termination for Good Reason (as defined below) to the Company within thirty (30) days after the occurrence of the event giving rise to such diminution and Executive agrees, upon the request of the Company or its successor, to continue his employment for up to a maximum of ninety (90) days after delivering such Notice of Termination for Good Reason.

               (ii) A termination of employment by Executive for Good Reason shall be effected by giving the Company written notice (a “Notice of Termination for Good Reason”) of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective ten (10) business days following the date when the Notice of Termination for Good Reason is given, unless, if applicable, the event constituting Good Reason is remedied by the Company prior to that date. Actions by the Company that constitute Good Reason shall be disregarded in the calculation of termination benefits described in Section 6.

               (iii) A termination of Executive’s employment by the Executive without Good Reason shall be effected by giving the Company ninety (90) days’ advance written notice of the termination.

          (f) DATE OF TERMINATION. The term “Date of Termination” means the earliest of: (i) the date of Executive’s death; (ii) the date on which the Company gives written notice of termination of employment to Executive due to his having become Totally Disabled; (iii) the date on which the termination of Executive’s employment by the Company for Cause or without Cause or by Executive for Good Reason or without Good Reason, is effective; or (iv) the last day before the next subsequent anniversary of the Effective Date after a notice of nonrenewal and termination of employment is given timely by the Company or Executive. Upon Executive’s termination of employment for any reason, Executive shall immediately resign from the Board and from all other offices and positions he holds with the Company and its subsidiary and affiliate companies.

     6. COMPENSATION FOLLOWING TERMINATION OF EMPLOYMENT. In the event that Executive’s employment is terminated, Executive, in lieu of the compensation and benefits described in Section 4 of this Agreement, shall be entitled to the following compensation and benefits upon such termination:

          (a) TERMINATION BY REASON OF DEATH. In the event that Executive’s employment is terminated by reason of Executive’s death, the Company shall pay the following amounts and provide the following benefits to Executive’s beneficiary(ies) or estate, as applicable, as soon as practicable following Executive’s death:

               (i) All accrued but unpaid Base Salary; any earned but unpaid bonuses for any prior period (excluding the Guaranteed Minimum Bonus unless the Date of Termination is on or after the last day of the 2005 fiscal year); all earned or vested incentive compensation, deferred compensation and other compensation or benefits; all accrued but unpaid expenses required to be reimbursed under this Agreement; and all accrued but unused vacation time (collectively referred to as “Accrued Compensation”).

               (ii) All vested benefits under the Company’s benefit plans, policies and programs in which Executive participated, in accordance with the terms of such plans, policies and programs, except to the extent that such benefits are duplicative of benefits provided for under Section 6 of this Agreement (collectively referred to as “Accrued Benefits”).

               (iii) A pro-rata bonus payment for the year in which Executive’s death occurs equal to the amount of Executive’s target bonus for the then-current fiscal year multiplied by a fraction, the numerator of which is the number of days during the year that transpired before the Date of Termination and the denominator of which is three hundred sixty-five (365).

               (iv) The Company shall continue to provide coverage for Executive’s eligible dependents, at their sole expense, under the Company’s group health plan, within the meaning of Section 607 of the Employee Retirement Income Security Act of 1974, as amended, in which Executive and his eligible dependents were participating as of the Date of Termination (the “Health Plan"), for twelve (12) months after the Date of Termination; provided that they are not eligible to participate in a group health plan of another entity. Executive’s eligible dependents’ right to receive continuation coverage under COBRA shall commence after, and not run coincident with, the continuation coverage provided under this Section 6(a)(iv), and such COBRA coverage shall be provided entirely at Executive’s eligible dependents’ expense. Executive’s eligible dependents’ right to receive continuation coverage under this Agreement other than COBRA will terminate upon the earlier of the date specified herein or the date that such dependent first becomes eligible to participate in a group health plan of another entity.

               (v) Upon the Date of Termination, vesting of all outstanding stock options and other equity-based awards will be accelerated by twelve (12) months so that such stock options and other equity-based awards shall have the vested status on the Date of Termination that they otherwise would have under the vesting schedules set forth in the applicable award agreements as though the Date of Termination had occurred twelve (12) months thereafter. Executive, or his estate, as applicable, shall have eighteen (18) months after the Date of Termination to exercise all vested stock options granted prior to the Date of Termination, but in no event may Executive or his estate exercise any stock option beyond its term stated in the applicable award agreement. The provisions of this Agreement serve to amend any provision in an applicable award agreement or plan document to the contrary, whether now or hereafter existing.

          (b) TERMINATION BY REASON OF TOTAL DISABILITY. In the event that Executive’s employment is terminated by reason of Executive’s Total Disability, the Company shall pay the following amounts and provide the following benefits to Executive:

               (i) All Accrued Compensation and Accrued Benefits.

               (ii) A pro-rata bonus payment for the year in which Executive’s termination of employment due to Total Disability occurs equal to the amount of Executive’s target bonus for the then-current fiscal year multiplied by a fraction, the numerator of which is the number of days during the year that transpired before the Date of Termination and the denominator of which is three hundred sixty-five (365). The bonus payment will be paid to Executive as soon as practicable following the Date of Termination.

               (iii) The Company shall continue to provide coverage for Executive and his eligible dependents, at Executive’s sole expense, under the Health Plan (as defined in Section 6(a)(iv) of this Agreement), for twelve (12) months after the Date of Termination; provided that Executive is not eligible to participate in a group health plan of another entity. Executive’s (and his eligible dependents’) right to receive continuation coverage under COBRA shall commence after, and not run coincident with, the continuation coverage provided under this Section 6(b)(iii), and such COBRA coverage shall be provided entirely at Executive’s expense. Executive’s (and his eligible dependents’) right to receive continuation coverage under this Agreement other than COBRA will terminate upon the earlier of the date specified herein or the date that Executive (or such eligible dependent, as applicable) first becomes eligible to participate in a group health plan of another entity.

               (iv) Upon the Date of Termination, vesting of all outstanding stock options and other equity-based awards will be accelerated by twelve (12) months so that such stock options and other equity-based awards shall have the vested status on the Date of Termination that they otherwise would have under the vesting schedules set forth in the applicable award agreements as though the Date of Termination had occurred twelve (12) months thereafter. Executive, or his estate, as applicable, shall have eighteen (18) months after the Date of Termination to exercise all vested stock options granted prior to the Date of Termination, but in no event may Executive or his estate exercise any stock option beyond its term stated in the applicable award agreement. The provisions of this Agreement serve to amend any provision in an applicable award agreement or plan document to the contrary, whether now or hereafter existing.

          The payments and benefits to be made pursuant to Section 6(b)(ii), (iii) and (iv) shall be conditioned upon Executive’s complete adherence to the covenants and restrictions in Section 7 of this Agreement, and his prior execution and nonwithdrawal of a general release of claims occurring up to the release date in the form of Exhibit C hereto (with such changes therein as may be necessary to make it valid and encompassing under applicable law) (the “Release”) within twenty-one (21) days of presentation thereof by the Company to Executive.

          (c) TERMINATION FOR CAUSE. In the event that Executive’s employment is terminated by the Company for Cause, including for this purpose any voluntary termination of employment without Good Reason or nonrenewal of the Agreement by Executive in any such case without providing ninety (90) days’ advance written notice that is treated, pursuant to Section 5(e), as a termination for Cause, the Company shall pay to Executive all Accrued Compensation and Accrued Benefits; provided, however, that for purposes of this Section 6(c), Accrued Compensation shall in no event include the Guaranteed Minimum Bonus unless the Date of Termination is after the annual bonuses for senior executives for the year with respect to which the Guaranteed Minimum Bonus is payable have been decided by the Board. Executive, or his estate, as applicable, shall have three (3) months after the Date of Termination to exercise all vested stock options granted prior to the Date of Termination, but in no event may Executive or his estate exercise any stock option beyond its term stated in the applicable award agreement. The provisions of this Agreement serve to amend any provision in an applicable award agreement to the contrary.

          (d) TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY EXECUTIVE WITH GOOD REASON. In the event that Executive’s employment is terminated by the Company for reasons other than death, Total Disability, Cause or nonrenewal, or Executive terminates his employment for Good Reason, the Company shall pay the following amounts and provide the following benefits to Executive:

               (i) All Accrued Compensation and Accrued Benefits.

               (ii) A pro-rata bonus payment the amount of which will be the amount of Executive’s target bonus for the then-current fiscal year multiplied by a fraction, the numerator of which is the number of days during the year of his termination that transpired before the Date of Termination, and the denominator of which is three hundred sixty-five (365). The bonus payment will be paid to Executive as soon as practicable following the Date of Termination.

               (iii) Continuation of Executive’s Base Salary during the twenty-four (24) month period that commences on the Date of Termination (the “Severance Period”). Such payments shall be paid at the same time and in the same manner as Base Salary would have been paid if Executive had remained actively employed by the Company until the end of the Severance Period.

               (iv) The Company shall continue to provide coverage for Executive and his eligible dependents, at the same cost-sharing ratio between the Company and Executive as then applies to active senior executives of the Company, under the Health Plan (as defined in Section 6(a)(iv) of this Agreement), for twenty-four (24) months after the Date of Termination; provided that Executive is not eligible to participate in a group health plan of another entity. Executive’s (and his eligible dependents’) right to receive continuation coverage under COBRA shall commence after, and not run coincident with, the continuation coverage provided under this Section 6(d)(iv), and such COBRA coverage shall be provided entirely at Executive’s expense. Executive’s (and his eligible dependents’) right to receive continuation coverage under this Agreement other than COBRA will terminate upon the earlier of the date specified herein or the date that Executive (or such eligible dependent, as applicable) first becomes eligible to participate in a group health plan of another entity.

               (v) Upon the Date of Termination, vesting of all outstanding stock options and other equity-based awards will be accelerated by twelve (12) months so that such stock options and other equity-based awards shall have the vested status on the Date of Termination that they otherwise would have under the vesting schedules set forth in the applicable award agreements as though the Date of Termination had occurred twelve (12) months thereafter. Executive, or his estate, as applicable, shall have eighteen (18) months after the Date of Termination to exercise all vested stock options granted prior to the Date of Termination, but in no event may Executive or his estate exercise any stock option beyond its term stated in the applicable award agreement. The provisions of this Agreement serve to amend any provision in an applicable award agreement or plan document to the contrary, whether now or hereafter existing.

          The payments and benefits to be made pursuant to Section 6(d)(ii), (iii) (iv) and (v) shall be conditioned upon Executive’s complete adherence to the covenants and restrictions in Section 7 of this Agreement, and his prior execution and nonwithdrawal of a general release of claims occurring up to the release date in the form of the Release within twenty-one (21) days of presentation thereof by the Company to Executive.

          (e) TERMINATION OF EMPLOYMENT BY EXECUTIVE WITHOUT GOOD REASON. In the event that Executive terminates his employment with the Company other than due to nonrenewal, Total Disability or Good Reason and he provides the Company with at least ninety (90) days’ advance written notice, the Company shall pay to Executive all Accrued Compensation and Accrued Benefits.

          (f) NONRENEWAL. In the event of termination of Executive’s employment with the Company upon nonrenewal of the Agreement, the Company shall pay the following amounts and provide the following benefits to Executive:

               (i) All Accrued Compensation and Accrued Benefits.

               (ii) A pro-rata bonus payment for the year in which the Date of Termination occurs equal to the amount of Executive’s target bonus for the then-current fiscal year multiplied by a fraction, the numerator of which is the number of days during the year that transpired before the Date of Termination and the denominator of which is three hundred sixty-five (365). The bonus payment will be paid to Executive as soon as practicable following the Date of Termination.

               (iii) Provided that the Company is the first party that elected not to renew the Agreement by notifying Executive in writing of its intention not to renew in accordance with Section 2 of this Agreement, continuation of Executive’s Base Salary during the twenty-four (24) month period that commences on the Date of Termination. Such payments shall be paid at the same time and in the same manner as Base Salary would have been paid if Executive had remained actively employed by the Company until the end of such twenty-four (24) month period.

               (iv) Provided that the Company is the first party that elected not to renew the Agreement by notifying Executive in writing of its intention not to renew in accordance with Section 2 of this Agreement, the Company shall continue to provide coverage for Executive and his eligible dependents, at the same cost-sharing ratio between the Company and Executive as then applies to active senior executives of the Company, under the Health Plan (as defined in Section 6(a)(iv) of this Agreement), for twenty-four (24) months after the Date of Termination; provided that Executive is not eligible to participate in a group health plan of another entity. Executive’s (and his eligible dependents’) right to receive continuation coverage under COBRA shall commence after, and not run coincident with, the continuation coverage provided under this Section 6(d)(iv), and such COBRA coverage shall be provided entirely at Executive’s expense. Executive’s (and his eligible dependents’) right to receive continuation coverage under this Agreement other than COBRA will terminate upon the earlier of the date specified herein or the date that Executive (or such eligible dependent, as applicable) first becomes eligible to participate in a group health plan of another entity

               (v) Provided that the Company is the first party that elected not to renew the Agreement by notifying Executive in writing of its intention not to renew in accordance with Section 2 of this Agreement, upon the Date of Termination, vesting of all outstanding stock options and other equity-based awards will be accelerated by twelve (12) months so that such stock options and other equity-based awards shall have the vested status on the Date of Termination that they otherwise would have under the vesting schedules set forth in the applicable award agreements as though the Date of Termination had occurred twelve (12) months thereafter. Executive, or his estate, as applicable, shall have eighteen (18) months after the Date of Termination to exercise all vested stock options granted prior to the Date of Termination, but in no event may Executive or his estate exercise any stock option beyond its term stated in the applicable award agreement. The provisions of this Agreement serve to amend any provision in an applicable award agreement or plan document to the contrary, whether now or hereafter existing.

          The payments and benefits to be made pursuant to Section 6(f)(ii), (iii), (iv) and (v) shall be conditioned upon Executive’s complete adherence to the covenants and restrictions in Section 7 of this Agreement, and his prior execution and nonwithdrawal of a general release of claims occurring up to the release date in the form of the Release within twenty-one (21) days of presentation thereof by the Company to Executive.

          Notwithstanding the above, the compensation and benefits set forth in this Section 6(f) shall not be payable to Executive in the event of any nonrenewal of the Agreement by Executive that is effected without providing ninety (90) days’ advance written notice to the Company and which, therefore, is treated, pursuant to Section 5(e), as a termination for Cause.

          7. RESTRICTIVE COVENANTS.

          (a) CONFIDENTIAL INFORMATION. Executive shall at all times hold in a fiduciary capacity for the benefit of the Company all secret, confidential or proprietary information, knowledge or data relating to the Company, and its respective businesses, which shall have been obtained by Executive during Executive’s employment by the Company and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement) including, but not limited to, the following: (i) gene and protein sequences; (ii) biological data; (iii) clones and biologic materials; (iv) laboratory, pre-clinical and clinical experiments and studies; (v) performance characteristics of the Company’ products; (vi) marketing plans, business plans, strategies, forecasts, budgets, projections and costs; (vii) gene sequencing techniques and reagents; (viii) bioinformatics; (ix) personnel information; (x) customer, vendor and supplier lists; (xi) customer, vendor and supplier needs, transaction histories, contacts, volumes, characteristics, agreements and prices; (xii) promotions, operations, sales, marketing, and research and development; (xiii) business operations, internal structures, and financial affairs; (xiv) systems and procedures; (xv) pricing structure of the Company’ services and products; (xvi) proposed services and products; (xvii) contracts with other parties; and (xviii) any other information that the Company is obligated by law, rule or regulation to maintain as confidential (the “Confidential Information”). During Executive’s employment with the Company and after termination of such employment at any time or for any reason, and regardless of whether any payments are made to Executive under this Agreement as a result of such termination, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any Confidential Information to any person other than the Company, its employees and those designated by it or use any Confidential Information except for the benefit of the Company. Immediately upon termination of Executive’s employment with the Company at any time or for any reason, Executive shall return to the Company all Confidential Information, including, but not limited to, any and all copies, reproductions, notes or extracts of Confidential Information. “Confidential Information” shall not include (v) Confidential Information which at the time of disclosure is already in the public domain; (w) Confidential Information which Executive can demonstrate by written evidence was in his possession or known to him prior to the Effective Date which is not subject to an obligation of confidentiality to the Company; (x) Confidential Information which subsequently becomes part of the public domain through no fault of Executive; (y) Confidential Information which becomes known to Executive through a third party who is under no obligation of confidentiality to the Company; and (z) Confidential Information which is required to be disclosed by law or by judicial administrative proceedings. Upon service to Executive, or anyone acting on Executive’s behalf, of any subpoena, court order, or other legal process requiring Executive to disclose information that would be Confidential Information but for the preceding sentence, Executive shall immediately provide written notice to the Company of such service and of the content of any testimony or information to be disclosed.

          (b) COMPETITIVE BUSINESSES. During the Employment Period and for a period of twelve (12) months after the Date of Termination, Executive will not directly or indirectly engage in the development, production, marketing or sale of products that compete (or, upon commercialization, would compete) with products of the Company, or any of its subsidiary or affiliate companies, being developed (so long as such development has not been abandoned), marketed or sold at the time of Executive’s Date of Termination (such business or activity being hereinafter called a “Competing Business”), whether such engagement shall be as an officer, director, owner, employee, partner, affiliate or other participant in any Competing Business, or assist others in engaging in any Competing Business in the manner described in the foregoing clause. Nothing in this Section 7(b) will prohibit Executive from being a passive owner of less than 5% of the outstanding stock of a corporation of any class which is publicly traded, so long as Executive has no direct or indirect participation in the business of such corporation.

          (c) SOLICITATION OF EMPLOYEES. During the Employment Period and for a period of twelve (12) months after the Date of Termination, Executive shall not induce other employees of the Company or any subsidiary thereof to terminate their employment with the Company or any subsidiary thereof or engage in any Competing Business. Notwithstanding the foregoing, the term “Competing Business” for purposes of this Section 7(c) shall not include any business or activity that was not conducted by the Company or any subsidiary thereof prior to the effective date of a Change of Control.

          (d) COMPANY’S RIGHT TO INTELLECTUAL PROPERTY. Executive shall promptly disclose to the Company, for its sole use and benefit, any and all inventions, ideas, discoveries, information, works of authorship, proposals, drawings, plans, schematics, computer software or programs, know-how, processes, formulas, designs, data, improvements or revisions (collectively, “Inventions”), whether or not copyrightable or patentable, which he may, in whole or any part, make, devise, conceive, create, design, invent, develop, reduce to practice or discover, either solely or jointly with another or others (whether or not Company personnel), during his employment by the Company (whether at the request or upon the suggestion of the Company or otherwise, and whether during or outside of normal working hours), which relate to, or are capable of use in connection with, the business of the Company or its subsidiary or affiliate companies and/or those which result directly or indirectly, in whole or in part, from use of the time, facilities, materials or information of the Company, together with all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or upon any such Inventions. Executive further agrees to assign, grant and convey, and hereby assigns, grants and conveys, to the Company all of the rights, titles and interests in and to any and all such Inventions that Executive, in whole or in part, has or may acquire in such Inventions. Executive agrees that the Company will be the sole owner of all patents, copyrights, trademarks and other intellectual property rights in connection therewith, and agrees to take all such actions, at the Company’s expense, as may be requested by the Company with respect to any such Inventions to confirm or evidence such assignment, transfer, conveyance or ownership, and to assist in the Company’ maintenance, enforcement, license, assignment, transfer, or conveyance of such rights. In connection therewith:

               (i) Executive shall without charge, but at the expense of the Company, promptly at all times hereafter execute and deliver such applications, assignments, descriptions and other instruments as may be reasonably necessary or proper in the opinion of the Company to vest title to any such inventions, improvements, technical information, patent applications, patents, copyrights or reissues thereof in the Company and to enable it to obtain and maintain the entire right and title thereto throughout the world; and

               (ii) Executive shall render to the Company at its expense (including reimbursement to the Executive of reasonable out-of-pocket expenses incurred by the Executive and a reasonable payment for the Executive’s time involved in case he is not then in its employ) all such assistance as it may require in the prosecution of applications for said patents, copyrights or reissues thereof, in the prosecution or defense of interferences which may be declared involving any said applications, patents or copyrights and in any litigation in which the Company may be involved relating to any such patents, inventions, improvements or technical information.

     8. INDEMNIFICATION. The Company will continue to cover Executive under its directors’ and officers’ insurance policy following the Date of Termination for a period of time equal to the applicable statute of limitations. The Company shall indemnify and hold Executive harmless to the fullest extent legally permitted or authorized by the Company’s by-laws or, if greater, by the laws of the State of Delaware, as may be in effect from time to time, in respect of any liability, damage, cost or expense (including reasonable attorneys’ fees) actually and reasonably incurred in connection with the defense of any claim, action, suit or proceeding to which Executive is a party by reason of Executive’s being or having been an officer or director of the Company or any subsidiary or affiliate thereof, or Executive’s serving or having served at the request of such other entity as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, business organization, enterprise or other entity, including service with respect to employee benefit plans. Without limiting the generality of the foregoing, the Company shall pay the expenses (including reasonable attorneys’ fees) actually and reasonably incurred in defending any such claim, action, suit or proceeding in advance of its final disposition, upon receipt of Executive’s undertaking to repay all amounts advanced unless it is ultimately determined that Executive is entitled to be indemnified under this Section.

     9. ARBITRATION; EQUITABLE RELIEF.

          (a) ARBITRATION. Any controversy, dispute or claim of whatever nature arising out of, or in relation to, the Company’s and Executive’s relationship as provided in this Agreement, shall be resolved first by prompt, informal, good faith negotiations by the parties. If a mutually satisfactory resolution is not reached by such good faith negotiations within forty-five (45) days, the parties agree that such controversy, dispute or claim shall be resolved exclusively through final and binding arbitration before a single neutral arbitrator selected jointly by the parties. If the parties are unable to agree on a single arbitrator, each of the Company and Executive shall select an arbitrator, and those arbitrators will jointly select a third, who will arbitrate the dispute. The arbitrator must be a former judge, and the arbitration shall be conducted in accordance with the rules of JAMS/ENDISPUTE then in effect. The arbitration shall take place in Rockville, Maryland. The Company will pay the direct costs and expenses of the arbitration. The Company and Executive will each separately pay its counsel fees and expenses; provided, however, the Company shall reimburse Executive for his reasonable costs (including without limitation, attorneys’ fees) incurred if Executive succeeds on the merits on a material issue and Executive is not found to be in material breach. The parties agree that any award rendered by the arbitrator shall be final and binding, and that judgment upon the award may be entered in any court having jurisdiction thereof. The provisions of this Section 9 shall survive the expiration or termination of this Agreement and of Executive’s employment.

          (b) EQUITABLE RELIEF. The parties further acknowledge and agree that, due to the Company’s business, the Executive’s breach any of the covenants set forth in Section 7 of this Agreement would cause significant hardship to the Company and immediate, material and irreparable injury and damage for which there is no adequate remedy at law. Accordingly, in the event of a breach, or threatened breach, by Executive of the provisions of Section 7 of this Agreement, the Company shall be entitled immediately to seek, and nothing in this Section 9 shall preclude the Company from seeking, enforcement of Section 7 of this Agreement in a court of competent jurisdiction by means of a decree of specific performance, an injunction without the posting of a bond or the requirement of any other guarantee, and any other form of equitable relief. This provision is not a waiver of any other rights, which the Company may have under this

Agreement, including the right to recover money damages for any other claim at law or in equity.

          (c) The provisions of this Section 9 shall survive the expiration or termination of this Agreement and of Executive’s employment.

     10. LEGAL FEES. Company agrees to reimburse Executive for all legal and professional fees and costs incurred by the Executive in connection with the negotiation and preparation of this Agreement, but in no event to exceed Ten Thousand Dollars ($10,000.00).

     11. WITHHOLDING OF TAXES. The Company may withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.

     12. ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Executive (but any payments due under this Agreement which would be payable at a time after Executive’s death shall be paid to Executive’s designated beneficiary or, if none, his estate). The Company shall require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, the term “Company” shall mean both the Company as defined above and any such successor.

     13. ENTIRE AGREEMENT; NON-DUPLICATION OF BENEFITS. This Agreement shall constitute the entire understanding of the parties with respect to the subject matter herein and shall supersede any and all existing oral or written agreements, representations, or warranties between Executive and the Company or any of its subsidiaries or affiliated entities relating to the terms of Executive’s employment by the Company. In the event that Executive is entitled to benefits under the Severance Plan and this Agreement, he shall be entitled to the better benefits of the two, determined in the aggregate and in his discretion, and in no event will he be entitled to benefits under both this Agreement and the Severance Plan.

     14. AMENDMENT. This Agreement shall not be amended except by a written agreement signed by both parties.

     15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to agreements made and to be performed in that State, without regard to its conflict of laws provisions.

     16. NOTICES. Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given upon receipt when delivered by hand or by overnight courier, or three (3) days after deposit in the U.S. mail by registered or certified mail, return receipt requested, with proper postage affixed, to the parties at their following respective addresses or at such other address as each may specify by notice to the other in accordance with this Section. Notices to the Company shall be addressed to the Secretary of Human Genome Sciences, Inc. at 14200 Shady Grove Road, Rockville, Maryland 20850. Notices to the Executive shall be addressed to Executive’s address as reflected on Company’s personnel records.

     17. REPRESENTATION BY EXECUTIVE. Executive represents and warrants to the Company that Executive is not bound by any restrictive covenants that have not been disclosed previously in writing to the Company and has no prior or other obligations or commitments of any kind that would materially prevent, restrict, hinder or interfere with Executive’s acceptance of employment or the performance of all duties and services hereunder to the fullest extent of Executive’s ability and knowledge. Executive agrees to indemnify and hold harmless the Company for any liability the Company may incur as the result of the existence of any such covenants, obligations or commitments.

     18. MISCELLANEOUS.

          (a) WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

          (b) NO DUTY TO MITIGATE. The Company agrees that, if Executive’s employment with the Company terminates, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to or in respect of Executive by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by retirement benefits.

          (c) TERMINATION OF AGREEMENT. This Agreement shall terminate upon the termination of Executive’s employment, except that terms of this Agreement which must survive the termination of this Agreement in order to be effectuated (including the provisions of Sections 6, 7, 8, 9, 13 and 15) shall survive until, by their terms, such provisions are no longer operative. Upon the termination of the Executive’s employment, Executive consents to the notification by the Company to the Executive’s new employer of Executive’s obligations under this Agreement.

          (d) SEPARABILITY. If any portion of this Agreement shall be found to be invalid or contrary to public policy, the same may be modified or stricken by a court of competent jurisdiction, to the extent necessary to allow the court to enforce such provision in a manner which is as consistent with the original intent of the provision as possible. If any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

          (e) HEADINGS. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

          (f) RULES OF CONSTRUCTION. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

          (g) NON EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option or other agreement with the Company or any of its affiliated companies. Except as otherwise provided herein, amounts and benefits which are vested benefits or which Executive is otherwise entitled to receive under any plan, program, agreement or arrangement of the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

          (h) COUNTERPARTS. This Agreement may be executed in any number of counterparts, by original signature or facsimile, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

{Signature page follows}

     IN WITNESS WHEREOF, this Agreement is EXECUTED and EFFECTIVE as of the day set forth above.

H. THOMAS WATKINS	WITNESS:

(“Executive”)

/s/ H. Thomas Watkins	/s/ Wendy R. Watkins

HUMAN GENOME SCIENCES, INC.	ATTEST:

(“Company”)

By: /s/ James H. Davis James H. Davis, Ph.D., J.D.	/s/ Rose Hadidian

Title: Executive Vice President, General Counsel and Secretary

EXHIBIT A

HUMAN GENOME SCIENCES, INC.
AMENDED AND RESTATED
2000 STOCK INCENTIVE PLAN
STOCK OPTION AGREEMENT

Human Genome Sciences, Inc., a Delaware corporation (the “Company”), has granted to the Optionee an option (the “Option”) to purchase shares of Common Stock of the Company (the “Shares”), at the price and on the terms set forth herein and on the books and records of the Company as shown on the Optionee Statement as shall be issued to the Optionee pursuant to this Agreement (the “Statement”) (which is hereby incorporated herein by reference and which is an integral part of the Option), and in all respects subject to the terms and provisions of the Human Genome Sciences, Inc. Amended and Restated 2000 Stock Incentive Plan (the “Plan”) applicable to stock options, which terms and provisions are hereby incorporated by reference herein. Unless the context herein otherwise requires, the terms defined in the Plan or Statement shall have the same meanings herein.

1. Nature of the Option. If the Option on the Statement is designated as an Incentive Stock Option, the Option is intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). If the Option on the Statement is designated as a Non-Qualified Stock Option, the Option is intended to be a non-statutory stock option and is not intended to be an incentive stock option with the meaning of Section 422 of the Code. In either event, it is intended and expected that the grant of the Option will be exempt from Section 16(b) of the Securities Exchange Act of 1934, pursuant to Rule 16b-3 issued thereunder.

2. Date of Grant; Term of Option. The Compensation Committee of the Board of Directors of the Company (the “Committee”) granted the Option on the Grant Date set forth in the Statement, and it may not be exercised later than ten years from the Grant Date.

3. Option Exercise Price. The per share exercise price for the Option is the Exercise Price set forth in the Statement.

4. Exercise of Option. The Option shall be exercisable with respect to the total number of shares subject to the Option during its term only in accordance with the terms and provisions of the Plan and the Option as follows:

     (a) Right to Exercise. The Option shall vest and shall be exercisable as set forth in the Statement. If the Grant Date of the Option as shown in the Statement is August 16, 2000 or later, the Option may not be exercised until at least six months have elapsed from (but excluding) the Grant Date, provided that the Option may be exercised during such six-month period if such exercise (i) is effected after the Optionee’s termination of employment with the Company, (ii) is approved in writing by the Committee or (iii) is pursuant to an acceleration in the exercisability of the Option because of the Optionee’s death, disability or retirement, a change in corporate ownership or other circumstances covered under Section 7(e) of the Fair Labor Standards Act of 1938, as amended.

     (b) Method of Exercise. The Optionee or other person then entitled to exercise the Option may exercise all or any portion of the Option that is then exercisable by giving (i) written notice of exercise to the Chief Financial Officer (“CFO”) of the Company, or to a person or entity designated by the CFO, in accordance with the Plan’s procedures on or before the expiration date specified in Section 2 hereof, in a form specified by the Committee, signed by the Optionee, that specifies the number of Shares underlying the portion of the Option being exercised, followed, within three (3) business days, by payment of such price in a form acceptable to the Company. The Company will deliver the Shares underlying the portion of the Option that is exercised (the “Exercised Option Shares”) within a reasonable period of time after payment is received; provided, however, that the Company shall have no obligation to deliver such Shares until the person exercising the Option complies, to the satisfaction of the Committee, with any requests for representations or documents demonstrating to the Company’s satisfaction (1) compliance with legal requirements and (2) if the person exercising the Option is not the Optionee, the person’s right to exercise the Option. The certificate or certificates for the Exercised Option Shares shall be registered in the name of the Optionee and shall be legended as required under the Plan or applicable law. Upon delivery of the certificate or certificates for the Exercised Option Shares to the Optionee, the Company also will deliver to the Optionee an amended Statement showing the number of Exercised Shares and the number of Shares (if any) for which the Option has not been exercised (the “Option Shares Outstanding”).

     (c) Restrictions on Exercise. The Option may not be exercised if the issuance of the Shares upon such exercise would constitute a violation of any applicable federal or state securities laws or other laws or regulations. As a condition to the exercise of the Option, the Company may require the Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation. The Optionee may not exercise any portion of the Option while the Exercise Price per Share exceeds the Fair Market Value.

5. Termination of Relationship with the Company. Subject to the provisions of Section 6 hereof, if the Optionee ceases to serve as an employee of the Company or its Affiliates for any reason other than death or permanent and total disability within the meaning of Code section 22(e)(3) (“Disability”) and thereby terminates his or her status as an employee, the Optionee shall have the right to exercise the Option at any time within the three (3) month period after the date of such termination to the extent that the Optionee was entitled to exercise the Option at the date of such termination. If the Optionee ceases to serve as an employee due to death or Disability, the Option may be exercised at any time within one (1) year after the date of death or termination of employment due to Disability, in the case of death, by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, or, in the case of Disability, by the Optionee or his or her legal guardian or representative, but in any case only to the extent the Optionee was entitled to exercise the Option at the date of such termination. To the extent that the Optionee was not entitled to exercise the Option at the date of termination, or to the extent the Option is not exercised within the time specified herein, the Option shall terminate. Notwithstanding the foregoing, the Option shall not be exercisable after the expiration of the term set forth in Section 2 hereof.

6. Transferability of Option. If the Option is designated as an Incentive Stock Option, it may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent or distribution, and may be exercised during the lifetime of the Optionee only by such Optionee. If the Option is designated as a Non-Qualified Stock Option, it may be transferred only by the Optionee and only by gift or domestic relations order to (1) the Optionee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships or any person sharing the Optionee’s household (other than a tenant or employee of the Optionee) (“Family Member”), (2) a trust in which Family Members have more than 50% of the beneficial interest, (3) a foundation in which Family Members (or the Optionee) control the management of assets, or (4) any other entity in which Family Members (or the Optionee) own more than 50% of the voting interests; provided, however, that no such transfers may be made for value. For purposes of the preceding sentence, a transfer under a domestic relations order in settlement of martial property rights and a transfer to an entity in which more than 50% of the voting interests are owned by Family Members (or the Optionee) in exchange for an interest in that entity shall not be treated as transfers for value. Subject to the foregoing and the terms of the Plan, the terms of the Option shall be binding upon the Optionee’s executors, administrators, heirs, successors, transferees, donees and assigns.

7. Adjustments and Corporate Reorganizations.

     (a) Subject to any required action by the Company (which shall be promptly taken) or its shareholders, and subject to the provisions of the Delaware General Corporation Law, if the outstanding Common Stock are increased or decreased or changed into or exchanged for a different number or kind of security by reason of any recapitalization, reclassification, stock split, reverse stock split, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or other increase or decrease in such Common Stock is effected without receipt of consideration by the Company occurring after the Grant Date of the Option, a proportionate and appropriate adjustment shall be made in the number of shares of Common Stock underlying the Option, so that the proportionate interest of the Optionee immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in the Option shall not change the total price with respect to shares of Common Stock underlying the unexercised portion of the Option but shall include a corresponding proportionate adjustment in the Exercise Price. The Committee will make the adjustments required by this Section 7(a) and its determination will be final, binding and conclusive.

     (b) Upon the dissolution or liquidation of the Company, or upon a reorganization, merger, or consolidation of the Company as a result of which the outstanding securities of the class of securities then subject to the Option are changed into or exchanged for cash or property or securities not of the Company’s issue, or any combination thereof, or upon a sale of substantially all the property of the Company to, or the acquisition of shares of Common Stock representing more than eighty percent (80%) of the voting power of the shares of Common Stock then outstanding by, another corporation or person, the Option shall terminate, unless provision be made in writing in connection with such transaction for the assumption of options theretofore granted under the Plan, or the substitution for such options of any options covering the stock or securities of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares of stock and prices, in which event the Option shall continue in the manner and under the terms so provided. If the Option would otherwise terminate pursuant to the foregoing sentence, the Optionee shall have the right, at such time before the consummation of the transaction causing such termination as the Company shall reasonably designate, to exercise the unexercised portions of the Option, including the portions thereof that would, but for this subsection, not yet be exercisable.

     (c) Notwithstanding subparagraph (b), upon acquisition by a person, or group of persons, of more than fifty percent (50%) of the Company’s outstanding Common Stock, the Option shall immediately vest in full and be exercisable.

     8. Continuation of Employment or Engagement. Neither the Plan nor the Option shall confer upon any Optionee any right to continue in the employment of the Company or any of its Affiliates or limit, in any respect, the right of the Company to discharge the Optionee at any time, with or without cause and with or without notice.

     9. Withholding. The Company reserves the right to withhold, in accordance with any applicable laws, from any consideration payable to Optionee any taxes required to be withheld by federal, state or local law as a result of the grant or exercise of the Option or the sale or other disposition of the shares issued upon exercise of the Option. If the amount of any consideration payable to the Optionee is insufficient to pay such taxes or if no consideration is payable to the Optionee, upon the request of the Company, the Optionee (or such other person entitled to exercise the Option pursuant to Section 6 hereof) shall pay to the Company an amount sufficient for the Company to satisfy any federal, state or local tax withholding requirements it may incur, as a result of the grant or exercise of the Option or the sale or other disposition of the shares issued upon the exercise of the Option.

     10. The Plan. The Option is subject to, and the Company and the Optionee agree to be bound by, all of the terms and conditions of the Plan as such Plan may be amended from time to time in accordance with the terms thereof, provided that no such amendment shall deprive the Optionee, without his or her consent, of the Option or any rights hereunder. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern. Pursuant to the Plan, the Board of Directors of the Company is authorized to adopt rules and regulations not inconsistent with the Plan as it shall deem appropriate and proper. A copy of the Plan in its present form is available for inspection during business hours by the Optionee or the persons entitled to exercise the Option at the Company’s principal office.

     11. Early Disposition of Stock. Subject to the fulfillment by Optionee of any conditions upon the disposition of shares received under the Option, Optionee hereby agrees that if he or she disposes of any shares received under the Option within one (1) year after such shares were transferred to him or her or within 2 years from the Grant Date, he or she will notify the Company in writing within thirty (30) days after the date of such disposition. Unless otherwise approved in writing by the Committee, no person subject to Section 16 of the Securities Exchange Act of 1934 may sell, assign, pledge, encumber, or otherwise transfer shares acquired upon exercise of the Option until at least six months have elapsed from (but excluding) the Grant Date.

     12. Arbitration. Any dispute or controversy arising out of or relating to the Option shall be settled finally and exclusively by arbitration in Washington, D.C. in accordance with the rules of the American Arbitration Association then in effect. Such arbitration shall be conducted by an arbitrator or arbitrators appointed by the American Arbitration Association in accordance with its rules and any finding by such arbitrator or arbitrators shall be final and binding upon the parties. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, and the Company or any of its Affiliates and the Optionee consent to the jurisdiction of the courts of the State of Maryland for this purpose.

13. Notices. Any notice to be given to the Company shall be addressed to the Company in care of its Chief Financial Officer at its principal office, and any notice to be given to the Optionee shall be addressed to the Optionee at the address given beneath his or her signature hereto or at such other address as the Optionee may hereafter designate in writing to the Company. Any notice to the Optionee shall for all purposes be deemed to be notice to any person to whom the Optionee shall have transferred the Option pursuant to Section 6. Any such notice shall be deemed duly given on the earliest of (a) its actual receipt, (b) five business days after it is mailed by registered or certified U.S. mail to the foregoing address, (c) one business day after it is mailed through Federal Express (or another overnight delivery service acceptable to both parties) to the foregoing address, or (d) the date as of which the Chief Financial Officer of the Company or the Optionee as appropriate confirms receipt of a telecopy (for those notices that do not require original documents).

14. Optionee. The word “Optionee” as used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Committee or its designee, to apply to the estate, personal representative, beneficiary to whom the Option may be transferred by will or by the laws of descent and distribution, or another permitted transferee, the word “Optionee” shall be deemed to include such person.

15. Option. The Optionee agrees that any additional option to purchase shares of the Common Stock of the Company granted to the Optionee under the Plan after the date of this Agreement shall be subject to the terms and conditions hereof, and each such additional option, together with all other options subject to this Agreement, shall collectively be deemed the Option for purposes of this Agreement, except to the extent the Committee determines in connection with grant of the additional option(s) that other terms and conditions will apply thereto. If two or more options are subject to the terms of this Agreement, references herein to the terms of the Option as set forth in the Statement (including, but not limited to, the Grant Date and the exercise price) shall be deemed, for purposes of each option, references to the terms as set forth in the Statement for that option, which terms are hereby incorporated herein by reference.

16. Entire Agreement. This Agreement, including the Statement, together with the Plan and the other exhibits attached thereto or hereto, represents the entire agreement between the parties.

17. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware.

18. Amendment. Except as provided by the Plan, the Committee and the Board may not make modifications in the terms and conditions of the Option that adversely affect the Optionee without the Optionee’s written consent.

Date:	November 22, 2004		Human Genome Sciences, Inc.

		By:	/s/ James H. Davis

ACKNOWLEDGMENT

     The Optionee accepts the Option subject to all of the terms and provisions hereof and of the Plan under which it is granted. The Optionee hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Board of Directors or the Committee upon any questions arising under the Plan.

Date:	11/22/04	H. Thomas Watkins

Printed Name of Optionee

/s/ H. Thomas Watkins
Signature of Optionee

Address

City, State, Zip

EXHIBIT B

HUMAN GENOME SCIENCES, INC.

KEY EXECUTIVE SEVERANCE PLAN

I. Preamble and Statement of Purpose.

     The purpose of this Plan is to assure Human Genome Sciences, Inc. (“Human Genome”) and its subsidiaries (Human Genome, together with its subsidiaries, the “Corporation”) of the continued dedication, loyalty, and service of, and the availability of objective advice and counsel from, key employees of the Corporation notwithstanding the possibility, threat or occurrence of a bid or other action to take over control of the Corporation.

     In the event Human Genome receives any proposals from a third party concerning a possible business combination with Human Genome, or acquisition of Human Genome’s equity securities, the Board of Directors of Human Genome (the “Board”) believes that it would be imperative that the Board, the Corporation and its senior management be able to rely on the Corporation’s key employees to continue in their positions and be available for advice, if requested, without concern that those individuals might be distracted by the personal uncertainties and risks created by such a proposal, or be influenced to consider other employment opportunities or prospects because of such uncertainties or risks.

     Should Human Genome receive any such proposals, in addition to their regular duties, such key employees, in light of their experience and knowledge gained within that portion of the business in which they are principally engaged, may be called upon to assist in the assessment of proposals, advise senior management and the Board as to whether such proposals would be in the best interest of Human Genome and its shareholders, and take such other actions as the Board might determine to be appropriate.

II. Eligible Executives.

     The following individuals are eligible to participate in this Plan: (i) the Chief Executive Officer and the President of Human Genome, and (ii) those key employees of the Corporation who are from time to time designated by the Compensation Committee of the Board (the “Compensation Committee”) as eligible to participate in this Plan.

     Each eligible employee shall become a Participant in the Plan upon his or her execution of a letter agreement in the form, or substantially in the form, of Exhibit A, attached to and incorporated in this Plan (the “Letter Agreement”). The executed Letter Agreement shall constitute the Participant’s agreement to the terms and conditions of participation in this Plan and shall set forth the amount of the Lump Sum Cash Payment under Section 3.2.2, the length of the Coverage Period for welfare benefit continuation under Section 3.2.3, and such other terms and conditions as the Compensation Committee may determine applicable to the Participant.

     A Participant who is no longer employed by the Corporation shall cease to be a Participant in the Plan, unless the Participant’s employment ceases (i) within eighteen (18) months after the Effective Date (as defined in Section 3.1.3) or (ii) during any period of time when the Board has knowledge that any third person has taken steps reasonably calculated to effect a Change of Control (as defined in Section 3.1.2) until, in the opinion of the Board, the third party has abandoned or terminated its efforts to effect a Change of Control. Any decision by the Board that, in its opinion, a third party has or has not taken steps reasonably calculated to effect a Change of Control, or that, in its opinion, the third person has abandoned or terminated its efforts to effect a Change of Control, shall be conclusive and binding on the Participants.

III. Plan Provisions.

3.1 Definitions. The following terms, as used in this Plan with capitalized first letters, shall have the meanings as provided in this Section 3.1:

     3.1.1. “Cause”. “Cause” means (i) the Participant’s willful and continued failure substantially to perform the duties of his or her position (other than as a result of disability, as defined in Section 72(m)(7) of the Internal Revenue Code of 1986, as amended (the “Code”), or as a result of termination by the Participant for Good Reason) after written notice to the Participant by the Board specifying such failure, provided that such “Cause” shall have been found by a majority vote of the Board after at least ten (10) days’ written notice to the Participant specifying the failure on the part of the Participant and after an opportunity for the Participant to be heard at a meeting of the Board; (ii) any willful act or omission by the Participant constituting dishonesty, fraud or other malfeasance, and any act or omission by the Participant constituting immoral conduct, which in any such case is injurious to the financial condition or business reputation of the Corporation; or (iii) the Participant’s indictment of a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Corporation conducts business. For purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by the Participant not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the best interests of the Corporation.

     3.1.2. “Change of Control”. “Change of Control” means the occurrence of any of the following:

          (i) Any “person” (as defined in this Section 3.1.2) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of Human Genome (not including in the securities beneficially owned by such person any securities acquired directly from Human Genome other than in connection with Human Genome’s acquisition of a business) representing more than fifty percent (50%) of the combined voting power of Human Genome’s then outstanding securities; or

          (ii) As a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets, or contested election, or any combination of the foregoing transactions, the individuals who were directors of Human Genome prior thereto shall cease to constitute a majority of the Board of Directors of Human Genome or any successor thereto; or

          As used in this Section, the term “person” has the meaning ascribed thereto in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d)(3) and 14(d)(2) thereof, except that such term shall not include (A) the Corporation, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) any corporation owned, directly or indirectly, by the stockholders of Human Genome in substantially the same proportions as their ownership of common stock of Human Genome.

     3.1.3. “Effective Date”. “Effective Date” means the date on which a Change of Control occurs. In the event of a Change of Control occurring within eighteen (18) months after a prior Change of Control, “Effective Date” shall mean the date on which the subsequent Change of Control occurs. Notwithstanding anything in this Plan to the contrary, if a Participant’s employment with the Corporation had terminated prior to the date on which the Change of Control occurred, and if it is reasonably demonstrated by the Participant to the Board that such termination of employment either was at the request of a third party who had taken steps reasonably calculated to effect the Change of Control or otherwise arose in connection with or in anticipation of the Change of Control, then, for all purposes of this Plan, “Effective Date” shall mean, with respect to such Participant only, the date immediately prior to the date of such termination of employment.

     3.1.4. “Good Reason”. “Good Reason” means (i) removal from, or failure to be reappointed or reelected to, the Participant’s principal positions immediately prior to Change of Control (other than as a result of a promotion); (ii) diminution in the Participant’s title, position, duties or responsibilities, or the assignment to the Participant of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with the Participant’s position immediately prior to the Change of Control; (iii) reduction in the Participant’s compensation as in effect immediately preceding the Effective Date; (iv) relocation of the Participant’s principal workplace without his or her consent to a location which is more than fifty (50) miles from the Participant’s principal workplace on the Effective Date; or (v) any failure by Human Genome to comply with and satisfy the requirements of Section 3.6.7, provided that the successor shall have received at least ten (10) days’ prior written notice from Human Genome or the Participant of the requirements of Section 3.6.7. For purposes of clauses (i), (ii) or (iii) of the preceding sentence, an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Human Genome promptly after receipt of notice thereof given by the Participant shall be excluded. For purposes of clause (ii), no diminution of title, position, duties or responsibilities shall be deemed to occur solely because Human Genome becomes a subsidiary of another corporation or change in the reporting hierarchy incident thereto.

3.2 Benefits.

     3.2.1. Triggering Event. In the event the Participant’s employment with the Corporation is terminated without Cause by the Corporation, or for Good Reason by the Participant, on or within eighteen (18) months after the Effective Date, Human Genome shall (in addition to any compensation or benefits to which the Participant may otherwise be entitled under any other agreement, plan or arrangement with the Corporation, other than amounts excluded by Section 3.5.2) make the payments and provide the benefits to the Participant as specified under Sections 3.2.2 and 3.2.3. For purposes of this Section 3.2.1, a Participant’s employment with the

Corporation will be deemed to have terminated on the earlier of the date the Participant’s employment with the Corporation ceases or the date that written notice of any such termination is received by the Participant or by the Corporation, as the case may be, even though the parties may agree in connection therewith that the Participant’s employment with the Corporation will continue for a specified period thereafter. The failure by the Participant or the Corporation to set forth in any such notice sufficient facts or circumstances showing Good Reason or Cause, as the case may be, shall not waive any right of the Participant or the Corporation or preclude either party from asserting such facts or circumstances in the enforcement of any such right.

     3.2.2. Lump Sum Cash Payment. On or before the Participant’s last day of employment with the Corporation, Human Genome shall pay to the Participant as compensation for services rendered to the Corporation a Lump Sum Cash Payment (subject to any applicable payroll or other taxes required to be withheld) in the amount determined in accordance with the Letter Agreement, subject to Section 3.4.

     3.2.3. Welfare Benefit Continuation. The Participant’s (and, where applicable, members of the Participant’s family’s) participation in the group medical, dental, life (including split dollar, if any) and disability plans maintained by the Corporation shall be continued on substantially the same basis as if the Participant were an employee of the Corporation until the end of the Coverage Period as set forth in the Letter Agreement. In the event that Human Genome is unable for any reason to provide for the Participant’s (and, where applicable, the Participant’s family’s) continued participation in one or more of such plans during the Coverage Period, Human Genome shall pay or provide at its expense equivalent benefit coverage for the remainder of the Coverage Period. The Coverage Period shall, to the extent allowed by law, be taken into account as a period of continuation coverage for purposes of Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and for purposes of any other obligation of the Corporation to provide any continued coverage to the Participant (and, where applicable, members of the Participant’s family) under any group medical, dental, life or disability plan. The Corporation shall also pay to the Participant at least annually an amount which shall be sufficient on an after tax basis to compensate the Participant for all additional taxes incurred by reason of any income realized as a result of the continued coverage under this Section, to the extent such taxes result from the Participant’s status as a non-employee and would not be incurred if Participant was an employee of the Corporation, on a grossed-up basis, at the highest marginal income tax rate for individuals.

     3.2.4. Accelerated Vesting of Options. All options granted to a Participant to purchase common stock of Human Genome under any plan, program or arrangement maintained by Human Genome, shall become fully vested and exercisable as of the Effective Date of a Change of Control as defined in Section 3.1.2(ii), to the extent such options are then outstanding. The preceding sentence shall not apply with respect to any option if: (i) in connection with the Change of Control, another entity (a) shall have assumed or will assume the obligations of Human Genome with respect to such option, or (b) shall have issued or will issue one or more options of equivalent economic value with equivalent vesting conditions to replace such option; and (ii) the assumed or replacement option as set forth in clause (i), pursuant to its terms, shall vest as of the date the Participant’s employment with the Corporation is terminated without Cause by the Corporation, or for Good Reason by the Participant, on or within eighteen (18) months after the Effective Date. The Board shall have sole discretion in the determination of whether a replacement option is of equivalent economic value to the replaced option.

     3.2.5 Exercisability of Options After Termination. If the requirements for pooling of interests accounting with respect to a Change of Control restrict a Participant’s sale or transfer of stock subject to an option described in Section 3.2.4 which is not an “incentive stock option” within the meaning of Section 422 of the Code, then the period during which the Participant may exercise such option following his or her termination of employment with the Corporation shall be determined by excluding the period during which the Participant is subject to that restriction.

3.3 Adjustment of Lump Sum Cash Payment.

     3.3.1. Adjustment. Notwithstanding anything in this Plan or any Letter Agreement to the contrary, in the event the Law or Accounting Firm (as defined in Section 3.3.2) shall determine that the Lump Sum Cash Payment and any other payment or distribution in the nature of compensation by the Corporation to or for the benefit of the Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (the Lump Sum Cash Payment, together with such other payments and distributions, the “Payments”), would cause any portion of such Payments to be subject to the excise tax imposed by Section 4999 (or any successor provision) of the Code (the “Parachute Payments”), the Participant’s Lump Sum Cash Payment shall be reduced to an amount (not less than zero) which shall not cause any portion of the Payments to constitute Parachute Payments, provided that no such reduction shall be made if the Participant’s Payments, after the reduction and after the application of Federal income tax at the highest rate applicable to individual taxpayers, shall not be greater than the present value (determined in accordance with Section 280G of the Code) of the Payments before the reduction but after the application of (i) excise tax under Section 4999 of the Code and (ii) Federal income tax at the highest rate applicable to individual taxpayers.

     3.3.2. Determination. All determinations required to be made under this Section 3.3, including the assumptions to be utilized in arriving at such determination, shall be made by Piper & Marbury L.L.P. or other nationally recognized law or accounting firm (the “Law or Accounting Firm”), which shall provide detailed supporting calculations both to Human Genome and the Participant (i) within fifteen (15) business days after the receipt of a notice from the Participant that he or she may have a Parachute Payment, or (ii) at such earlier time as may be requested by Human Genome. The Law or Accounting Firm may employ and rely upon the opinions of actuarial or accounting professionals to the extent it deems necessary or advisable. In the event that the Law or Accounting Firm determines, for any reason, that it is unable to perform such services, or declines to do so, Human Genome shall select another nationally recognized law or accounting firm to make the determinations required under this Section (which law or accounting firm shall then be referred to as the Law or Accounting Firm hereunder). All fees and expenses of the Law or Accounting Firm shall be borne solely by Human Genome. Any determination by the Law or Accounting Firm shall be binding upon Human Genome and the Participant.

3.4 Terms and Conditions of Participation

     3.4.1. Conditions of Participation. As a condition to being covered by the Plan, each Participant, by executing the Letter Agreement, shall acknowledge and agree that (i) except as may otherwise be expressly provided under any other executed agreement between the Participant and the Corporation, nothing contained in this Plan (including, but not limited to, using the term “Cause” to determine benefits under this Plan) is intended to change the fact that the employment of the Participant by the Corporation is “at will” and, prior to the Effective Date, may be terminated by either the Participant or the Corporation at any time, (ii) the Participant shall be bound by, and comply with, the requirements of Sections 3.5.3 and 3.5.4, and (iii) the Participant consents to the modifications to the options as provided in Sections 3.2.4 and 3.2.5. Moreover, if prior to the Effective Date, the Participant’s employment with the Corporation terminates, then the Participant shall have no further rights under this Plan.

     3.4.2. Non-Duplication. As a condition to being covered by this Plan, and notwithstanding any other prior agreement to the contrary, each Participant, by executing the Letter Agreement, shall agree that the payments under this Plan shall be in lieu of any severance or similar payments that otherwise might be payable under any plan, program, policy or agreement.

     3.4.3. Amendment and Termination. The Plan may not be amended or terminated after the Effective Date. Prior to the Effective Date, the Board may, in its sole discretion, modify or amend this Plan in any respect, or terminate the Plan (including with respect to individuals then participating in the Plan), provided (i) such action is taken and becomes effective at least one (1) year prior to the Effective Date and such action is communicated to the Participants prior to the Effective Date, (ii) the Board, in its sole discretion, determines that such actions are necessary, in its opinion, to permit any business combination that is authorized by the Board to comply with requirements for treatment as a pooling of interests transaction for accounting purposes under generally accepted accounting principles, if such transaction is intended to meet, and is conditioned upon compliance with, such requirements, or (iii) such actions do not reduce the amount or defer the receipt of any payment or benefit provided under this Plan.

3.5 General.

     3.5.1. Indemnification. If litigation or arbitration shall be brought to enforce or interpret any provision of this Plan which relates to Human Genome’s obligation to make payments hereunder, then Human Genome, to the extent permitted by applicable law and Human Genome’s Charter, shall indemnify the Participant for his or her reasonable attorneys’ fees and disbursements incurred in such proceedings, and shall pay pre-judgment interest on any money judgment obtained by the Participant calculated at the prime rate of interest published from time to time by The Wall Street Journal (“Prime Rate”) from the date that payment(s) to him or her should have been made under this Plan.

     3.5.2. Payment Obligations; Overdue Payments. The Corporation’s obligations to make the payments and provide the benefits to the Participant under this Plan shall be absolute and unconditional and shall not be affected in any way by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense or other right which Human Genome may have against the Participant or anyone else, provided, however, that as a condition to payment of amounts under this Plan, the Participant shall execute a general release and waiver

(the “Waiver”), in form and substance reasonably satisfactory to Human Genome, of all claims relating to the Participant’s employment by the Corporation and the termination of such employment, including, but not limited to, discrimination claims, employment-related tort claims, contract claims and claims under this Plan (other than claims with respect to benefits under the Corporation’s tax-qualified retirement plans, continuation of coverage or benefits solely as required by Part 6 of Title I of the Employee Retirement Income Security Act of 1974, or any obligation of Human Genome to provide future performance under Section 3.2.3). All amounts payable by Human Genome hereunder shall be paid without notice or demand, except as may be required with respect to the Waiver. Each and every payment made hereunder by Human Genome shall be final. The Corporation shall not seek to recover all or any part of such payment from the Participant or from whosoever may be entitled thereto, for any reason whatsoever. The Participant shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event effect any reduction of Human Genome’s obligations to pay the Lump Sum Cash Payment. The Participant shall be entitled to receive interest at the Prime Rate on any payments under this Plan that are overdue, provided, however, that no payments shall be deemed to be overdue until the Participant executes the Waiver and any rescission period with respect to such Waiver has expired.

     3.5.3. Confidential Information. The Participant shall at all times hold in a fiduciary capacity for the benefit of the Corporation all secret, confidential or proprietary information, knowledge or data relating to the Corporation, and its respective businesses, which shall have been obtained by the Participant during the Participant’s employment by the Corporation and which shall not be or become public knowledge (other than by acts by the Participant or representatives of the Participant in violation of this Plan) including, but not limited to, information regarding the genomic database, bioinformatics systems, technology, proprietary pharmaceutical and diagnostic products, gene discovery processes, other trade secrets, clients, customers, consultants and agents of the Corporation (the “Confidential Information”). During the Participant’s employment with the Corporation and after termination of such employment at any time or for any reason, and regardless of whether any payments are made to the Participant under this Plan as a result of such termination, the Participant shall not, without the prior written consent of the Corporation or as may otherwise be required by law or legal process, communicate or divulge any Confidential Information to any person other than the Corporation and those designated by it or use any Confidential Information except for the benefit of the Corporation. Immediately upon termination of the Participant’s employment with the Corporation at any time or for any reason, the Participant shall return to the Corporation all Confidential Information, including, but not limited to, any and all copies, reproductions, notes or extracts of Confidential Information.

     3.5.4. Solicitation of Employees. During the Participant’s employment with the Corporation and for a period of twelve (12) months after termination of such employment at any time and for any reason, and regardless of whether any payments are made to the Participant under this Plan as a result of such termination, the Participant shall not solicit, participate in or promote the solicitation of any person who was employed by the Corporation at the time of the Participant’s termination of employment with the Corporation to leave the employ of the Corporation, or, on behalf of himself or any other person, hire, employ or engage any such person. The Participant further agrees that, during such time, if an employee of the Corporation contacts the Participant about prospective employment, the Participant will inform such employee that he or she cannot discuss the matter further without informing the Corporation.

     3.5.5. Application of Restrictions Respecting Confidential Information and Solicitation of Employees. The requirements and obligations of the Participant under Sections 3.5.3 and 3.5.4 shall be in addition to, and not a limitation under, any other requirements and obligations of the Participant, at law or otherwise. The term “person” for purposes of Sections 3.5.3 and 3.5.4 shall include any individual or entity, including any corporation, trust or partnership.

     3.5.7. Successors. All right under this Plan are personal to the Participant and without the prior written consent of Human Genome shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution. This Plan shall inure to the benefit of and be enforceable by the Participant’s legal representative. This Plan shall inure to the benefit of and be binding upon Human Genome and its successors and assigns. Human Genome will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Human Genome to assume expressly and agree to perform this Plan in the same manner and to the same extent that Human Genome would be required to perform it if no such event resulting in a successor had taken place.

     3.5.8. Controlling Law; Jurisdiction. This Plan shall in all respects be governed by, and construed in accordance with, the laws of the State of Maryland (without regard to the principles of conflicts of laws). The Corporation and the Participants irrevocably consent and submit to the jurisdiction of the Circuit Court for the county in the State of Maryland in which the

Corporation’s principal place of business is located, or in any Federal court sitting in the State of Maryland, for the purposes of any controversy, claim, dispute or action arising out of or related to this Plan, and hereby waive any defense of an inconvenient forum and any right of jurisdiction on account of the parties’ place of residence or domicile.

     3.5.9. Severability. Any provision in this Plan which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Date: July 8, 1998

KEY EXECUTIVE SEVERANCE PLAN

November 21, 2004

H. Thomas Watkins
785 E. Westminster
Lake Forest, IL 60045

Dear Tom:

     On July 8, 1998, the Compensation Committee of the Board of Director of Human Genome Sciences, Inc. approved the enclosed Human Genome Sciences, Inc. Key Executive Severance Plan (the “Plan”). You are eligible to participate in the Plan and will become a Participant therein upon signing this letter agreement. As used in this letter, each capitalized term, if not defined herein, has the meaning ascribed to it under the Plan.

     For purposes of Section 3.2.2 of the Plan, the amount of the Lump Sum Cash Payment, in the event you become entitled to benefits under the Plan, will be equal to the product of two (2) and the sum of (i) your actual annual rate of base salary as in effect immediately prior to either the date of your termination of employment with the Corporation or the Effective Date, whichever is higher, and (ii) the average of your annual bonus payments under the Corporation’s annual bonus plan for the last three (3) years ending before either the Effective Date or the date your employment with the Corporation terminates, whichever is higher.

     If you will not have been eligible to participate in the annual bonus plan for all three (3) years ending before either the Effective Date or the date of your termination, your average annual bonus payment (with respect to the years ending before the Effective Date or the date of termination, as applicable) shall be determined only for the years with respect to which you shall have been eligible to participate. For purposes of the Plan, your base salary will include (i) your cash allowances reportable as wages in Form W-2, and (ii) the dollar value of any compensation that would have been paid to you but was deferred or excluded for Federal income tax purposes under a deferred compensation plan, program or arrangement.

     For purposes of Section 3.2.3, the Coverage Period, in the event you become entitled to benefits under the Plan, will begin on the date immediately following the termination of your employment with the Corporation and shall end on the date 18 months thereafter.

     Please review the provisions of the Plan and its stated purposes carefully, including particularly the terms and conditions stated in Sections 3.4 (Terms and Conditions of Participation), 3.5.3 (Confidential Information), and 3.5.4 (Solicitation of Employees), to which you will agree by executing this letter agreement. In order to be entitled to the benefits and agree to your obligations provided in the Plan, please execute the enclosed copy of this letter and return it to James H. Davis, Senior Vice President, General Counsel and Secretary of Human Genome, whereupon the Plan and this letter will become a legally binding agreement between you and Human Genome.

Very truly yours,

HUMAN GENOME SCIENCES, INC.

By:	/s/ James H. Davis
James H. Davis, Ph.D., J.D.
Executive Vice President, General
Counsel and Secretary

I hereby confirm my agreement
with the foregoing:

/s/ H. Thomas Watkins
Date:11/22/04

EXHIBIT C

GENERAL RELEASE

     1. For and in consideration of the promises made in the Employment Agreement (defined below), the adequacy of which is hereby acknowledged, the undersigned (“Executive”), for himself, his heirs, administrators, legal representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge Human Genome Sciences, Inc. (“Company”), Company’s subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to Executive’s employment with Company or any of its affiliates, status as an officer or director, and the termination of Executive’s employment or removal as an officer or director. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Employment Agreement between Company and Executive, dated as of November 21, 2004, as amended from time to time (the “Employment Agreement”) and any claims under any stock option and restricted stock units agreements between Executive and Company) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (ADEA), the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Maryland Human Rights Act, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Releasers may claim existed with Releasees. This also includes a release by Executive of any claims for breach of contract, wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with Company or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. This release and waiver does not apply to any claims or rights that may arise after the date Executive signs this General Release. The foregoing release does not apply to (a) any claims for severance pay or benefits under the Employment Agreement, (b) any claims or rights under directors and officers liability insurance, (c) Executive’s rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan maintained by Company; or (d) Executive’s rights as a stockholder.

     2. Excluded from this release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies.

     3. Executive agrees never to sue Releasees, in any forum for any claim covered by the above waiver and release language,. Executive represents and warrants that Executive has not filed and will not file any complaint, charge, or lawsuit against the Releasees with any government agency or any court. If Executive violates this General Release by suing Releasees other than as set forth in Section 1 hereof, Executive shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit, as permitted by law.

     4. Executive acknowledges and recites that:

          (a) Executive has executed this General Release knowingly and voluntarily;

          (b) Executive has read and understands this General Release in its entirety;

          (c) Executive has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this General Release before executing it;

          (d) Executive’s execution of this General Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate about the terms of this General Release after consultation with an attorney of his choosing; and

          (e) Executive has been offered twenty-one (21) calendar days after receipt of this General Release to consider its terms before executing it.

     5. This General Release shall be governed by the laws of the State of Maryland, except for the application of pre-emptive Federal law.

     6. Executive shall have seven (7) days from the date hereof to revoke this General Release by providing written notice of the revocation to the Company, as provided in Section 16 of the Employment Agreement, in which event this General Release shall be unenforceable and null and void.

     PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

H. THOMAS WATKINS
Date:
Executive

HUMAN GENOME SCIENCES, INC.

Date:	By:
Name:
Its: